Exhibit 99.1

PondelWilkinson Inc.
1880 Century Park East, Suite 350
Los Angeles, CA 90067

Investor Relations	T	(310) 279 5980
Strategic Public Relations	F	(310) 279 5988
	W	www.pondel.com

	CONTACTS:	Rodney C. Sacks
NEWS		Chairman and Chief Executive Officer
RELEASE		(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE BOARD DECLARES THREE-FOR-ONE STOCK SPLIT

Corona, CA - October 14, 2016 — Monster Beverage Corporation (NASDAQ:MNST) (the “Company”) today announced that its Board of Directors has approved a 3-for-1 split of its common stock which will be effected in the form of a 200% stock dividend.  The additional shares will be distributed on November 9, 2016 to stockholders of record at the close of business (Eastern Time) on October 26, 2016.  The Company anticipates its common stock to begin trading at the split-adjusted price on November 10, 2016.

Upon completion of the stock split, the number of outstanding shares of the Company’s common stock will triple to approximately 571 million shares.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries.  The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Extra Strength Nitrous Technology® energy drinks, Java Monster® non-carbonated coffee + energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® Energy Shakes, Übermonster® energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, and Ultra® energy drinks. The Company’s subsidiaries also develop and market MutantTM Super Soda. For more information, visit www.monsterbevcorp.com.

Forward-Looking Statements

Certain statements made in this announcement, including, without limitation, statements about the stock split, authorized share increase and special meeting may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended.  The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  For a more detailed discussion of these and other risks that could affect our operating results, see our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our subsequently filed quarterly reports on Form 10-Q. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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